Exhibit 99.1

CHOICE BANK ANNOUNCES 2010 OPERATING RESULTS, RESIGNATION OF
CEO, ANTICIPATED DATE FOR CONSUMMATION OF HOLDING COMPANY
REORGANIZATION AND INFORMATION ABOUT THE CHOICE BANCORP, INC.
2011 ANNUAL SHAREHOLDERS’ MEETING

March 1, 2011

OSHKOSH, WI – Choice Bank (OTCBB: “CBKW.OB”) (the “Bank”) and Choice Bancorp, Inc. (the “Company”) today made the following announcements:

Bank’s 2010 Operating Results

For the year ended December 31, 2010, the Bank had a net loss of approximately $5.1 million, compared to a net loss of $2.8 million and net income of $0.8 million for the years ended December 31, 2009 and 2008, respectively.  2010 operating results were impacted by a net loss of $5.3 million for the fourth quarter of 2010 resulting primarily from a $1.8 million provision for loan losses charged to earnings, a devaluation in Other Real Estate Owned (OREO) of $1.5 million and the establishment of a 100% valuation allowance against the Bank’s deferred tax asset resulting in current income tax expense of $2.8 million, partially offset by increases in net interest income and noninterest income during the quarter.

Based on a year-end analysis of the loan portfolio, the Bank decided to increase the Loan Loss Reserve.  A $1.8 million provision for loan loss was posted against earnings in the fourth quarter. While the large majority of our losses over the past two years are related to loan participations located in Minnesota, we believe that the loan portfolio performance has improved as evidenced by our past due and non-performing loan ratio of 0.22% as percent of total loans at year-end 2010 compared to 4.89% at December 31, 2009.  Management believes that the additional reserve at year-end and the reduction in the OREO portfolio should adequately address asset quality risks inherent in the balance sheet.

As mentioned above the Bank wrote down the OREO portfolio by $1.5 million as a result of real estate valuations at year-end. In addition to the reduction of the OREO portfolio from the write down the Bank was also able to further reduce OREO assets through the sale of a $2.0 million property during the fourth quarter.

Other significant results for 2010 were as follows:

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Interest income increased $1.1 million (16.6%) from $6.2 million for the year ended December 31, 2009.

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Interest expense decreased $0.3 million (10.3%) from $2.7 million for 2009.

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As a result, net interest income, before the effect of the $2.6 million loan loss provision, was $4.9 million for 2010, an increase of $1.3 million (37.0%) from the 2009 fiscal year.

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Noninterest income increased $0.2 million (32.7%) from $0.7 million for the year ended December 31, 2009.

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Noninterest expense, excluding the effect of the $1.5 million loss on devaluation of other real estate, increased $0.5 million (13.2%) from $3.5 million in 2009.

At December 31, 2010, the Bank had total assets of $163.7 million, gross loans of $140.2 million and total deposits of $150.8 million, compared to total assets of $120.8 million, gross loans of $105.2 million and total deposits of $103.1 million at December 31, 2009.

The Bank files “Consolidated Reports of Condition and Income” (“Call Reports”) with the FDIC that are available on the Federal Financial Institutions Examination Council website, www.ffiec.gov. Certain of the foregoing information is not reflected on the Bank’s recently-filed Call Report at and for the year ended December 31, 2010.  The Bank expects to file an amended Call Report to reflect the foregoing information within the next several days.

Resignation of CEO

Keith Pollnow has resigned from his positions as President and Chief Executive Officer and as a member of the Board of Directors of both the Bank and the Company effective as of February 25, 2011.  “We want to express our appreciation for Keith’s service and leadership over the past five years and wish him well in his future endeavors,” said Rodney Oilschlager, the Bank’s Chairman.  “We will now focus our efforts on completing the reorganization and seeking a qualified replacement for Mr. Pollnow.”  Until Mr. Pollnow’s successor is named, Stan Leedle, who currently serves as the Bank’s Chief Credit Officer, will assume the role of interim president and chief executive officer of both the Bank and the Company.

Anticipated Date for Consummation of Reorganization

The Bank and the Company have received all necessary regulatory approvals for completion of the holding company reorganization that was approved by the Bank’s shareholders in August 2010.  The closing of the reorganization is expected to occur on or about March 10, 2011.  Effective as of the closing date, the Bank will become a wholly owned subsidiary of the Company and each issued and outstanding share of Bank common stock will be converted solely into the right to receive one (1) share of Company common stock, and the outstanding warrants for Bank common stock will be converted into warrants to acquire Company common stock.  Shortly after the closing, the Bank’s transfer agent will begin mailing documents to Bank shareholders of record as of the closing date that will enable them to surrender their Bank stock certificates (and stock warrant certificates) for Company stock certificates and warrant certificates.

Information About the Choice Bancorp, Inc. 2011 Annual Shareholders’ Meeting

The first annual meeting of the shareholders of Choice Bancorp, Inc. has been tentatively scheduled for June 15, 2011.  A formal Notice of Annual Meeting and Proxy Statement containing the specific date, time and location of the Company’s 2011 annual meeting will be sent to shareholders four to five weeks before the meeting.

Rules of the Securities and Exchange Commission require the Company to provide shareholders with notice of the deadline for submitting shareholder proposals for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting.

The Company will be required to include a shareholder proposal in its 2011 Annual Meeting Proxy Statement, and submit the proposal to a shareholder vote, if the proposal is received in a timely manner and the proposal and the shareholder making the proposal satisfy certain requirements and conditions specified in SEC Rule 14a-8 and in Section 3.5(a) of the Company’s Bylaws.  Attention is directed to SEC Rule 14a-8 and Section 3.5(a) of the Bylaws for a complete explanation of these requirements and conditions.  THE DEADLINE FOR SUBMISSION OF A SHAREHOLDER PROPOSAL FOR INCLUSION IN THE COMPANY’S PROXY STATEMENT FOR THE 2011 ANNUAL MEETING IS THE CLOSE OF BUSINESS ON FRIDAY, APRIL 15, 2011.  The Company may exclude any shareholder proposal from its Proxy Statement that is not actually received by the Secretary by the deadline.  The Company may also exclude any shareholder proposal from its Proxy Statement if the conditions in SEC Rule 14a(8) are not met and the proposal does not contain the information required under the Choice Bancorp Bylaws.

The close of business on Friday, April 15, 2011 has also been established by the Board of Directors as the deadline for submitting shareholder proposals and nominations for directors to be elected at the 2011 annual meeting under Section 3.5(a) of the Company’s Bylaws.

More detailed information concerning the process for submitting shareholder proposals and nominations will be contained in a Current Report on Form 8-K that will be filed by the Bank with the FDIC and by the Company with the SEC within the next several days.

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